Exhibit 99.1



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CONTACT:                       -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                      The Equity Group Inc.
Robert K. Lifton                             Adam Prior       (212) 836-9606
Chairman & CEO                               Devin Sullivan   (212) 836-9608
(212) 935-8484

    MEDIS TECHNOLOGIES COMPLETES UNDERWRITERS LABORATORIES CERTIFICATION FOR
              24/7 POWER PACK - RECEIVES UL LISTING AND USE OF MARK

NEW YORK, N.Y. - December 26, 2006- Medis Technologies Ltd. (NASDAQ:MDTL) announced today that its 24/7 Power Pack has completed Underwriters Laboratories
(UL) certification and is listed under UL number IRGU.MH45617. Medis' wholly owned subsidiary More Energy Ltd. has been advised by UL that it has satisfied the final step for UL certification - the Initial Production Inspection (IPI) for its production line in Israel and has the right to apply the UL mark on the Power Packs produced on that line, which it is now doing.

"The completion of UL certification of the 24/7 Power Pack is a remarkable achievement," said Robert K. Lifton, Chairman and CEO of Medis Technologies Ltd. "Congratulations to the More Energy team led by our Chief Technology Officer, Gennadi Finkelshtain for inventing an entirely novel approach to fuel cell technology, developing the 24/7 Power Pack using unique solutions and producing the Power Pack product that meets these high UL standards. This marks the completion of the Power Pack development phase, and we turn our full focus to product sales and high volume manufacturing."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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